THE CUTLER TRUST
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of September 14, 2012, to the Custody Agreement dated April 18, 2005, (the “Custody Agreement”), is entered into by and between The Cutler Trust, a Delaware business trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Custody Agreement to add a fund; and

WHEREAS, Article XIV, Section 14.04 of the Custody Agreement allows for its amendment by mutual agreement of the parties;

NOW, THEREFORE, the parties agree as follows:

The reference in the first recital to the Custody Agreement “acting with respect to the Cutler Value Fund (the “Fund”), a series of the Trust operated and administered by the Trust” is hereby deleted and replaced with “acting with respect to the Cutler Equity Fund (formerly the Cutler Value Fund) and the Cutler Income Fund (each a “Fund”, collectively the “Funds”), each a series of the Trust operated and administered by the Trust”.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE CUTLER TRUST		U.S. BANK, N.A.

By:	/s/ Erich M. Patten	By:	/s/ Michael R. McVoy

Printed Name:	Erich M. Patten	Printed Name:	Michael R. McVoy

Title:	President	Title:	Senior Vice President

9/2012	1